EXHIBIT 99.1

PRIME GROUP REALTY TRUST
MODIFIES CITICORP USA, INC. LOAN

Chicago, IL. May 6, 2009 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), entered into a Fifth Amendment to Loan Agreement and a separate forbearance letter agreement (collectively, the “Amendment”) which, among other things, modifies certain terms of a loan from Citicorp USA, Inc. (“Lender”) in the original principal amount of $120.0 million and modifies and adds various other covenants to the loan documents. The loan currently has an outstanding principal amount of $80.0 million.

The loan is completely non-recourse to the Borrower, the Company and its subsidiaries, none of whom have any personal liability for the loan. The loan is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc. The book value of the Company’s interest in Borrower is currently carried at zero dollars on its balance sheet.

Pursuant to the Amendment, the date for making any further required principal repayments on the loan was extended from April 30, 2009 until the maturity date of the loan on June 15, 2009. In addition, the Lender further agreed not to exercise any of its rights and remedies under the loan documents relating to the repayment of the loan and certain specified covenant defaults through July 15, 2009. As previously disclosed, the loan is guaranteed by affiliates of our parent companies (the “Guarantors”), who have also pledged certain additional collateral as security for the loan. It is currently anticipated that all or a portion of the required repayments of the loan will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.5 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.5 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Beacon Management, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 22,000 multifamily units and approximately 20 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Employing approximately 14,000 staff and professionals, The Lightstone Group maintains its corporate headquarters in New York with regional offices in New Jersey, Maryland, Illinois and South Carolina. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300